See Counsel's Consent as part of Exhibit 5 above.

CONSENT OF INDEPENDENT ACCOUNTANT

TO The Board of Directors
Paradise Resort and Rentals, Inc.

I have issued my report dated July 13, 2000, accompanying the financial statements of Paradise Resorts and Rentals, Inc. Included in the Registration
Stated Form SB-2 and the related prospectus.

I consent to the use of my report, as stated above in the Registration Statement. I also consent to the use of my name in the statement with respect to me as appearing under the heading "Experts" in the Registration Statement.

David T. Thomson, PC.

/s/ David T. Thomson, PC.

Salt Lake City, UT
July 28, 2000